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                                                                    EXHIBIT 12.1


                        PULTE CORPORATION AND SUBSIDIARES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.


                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                                 YEAR ENDED DECEMBER 31,
                               ------------------------           -------------------------------------------------------------
                                 2000           1999                  1999             1998            1997            1996
                              ----------    -----------           -----------      -----------     -----------     ------------

Ratio of earnings
to fixed charges (a)             4.62          4.62                   5.31             3.76             2.49           3.00


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(a) The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred and one-third of rent expense, which represents the estimated interest factor and amortization of debt expense.